EXHIBIT 99.1
RELEASE

MultiPlan Reports Record Fourth Quarter and Full Year 2021 Results
–Q4 2021 Revenues of $298.3 million, Net Income of $24.9 million and Adjusted EBITDA of $223.6 million
–Full Year 2021 Revenues of $1,117.6 million, Net Income of $102.1 million and Adjusted EBITDA of $838.3 million
–Growth driven by increased volumes and strong savings performance across all lines of business resulting in increased potential medical cost savings of 17% over 2020; 9% adjusted for HST acquisition
–Full Year 2022 revenue guidance of $1,160 million to $1,200 million and Adjusted EBITDA guidance of $850 million to $875 million
NEW YORK, NY — February 17, 2022 — MultiPlan Corporation (“MultiPlan” or the “Company”) (NYSE: MPLN), a leading value-added provider of data analytics and technology-enabled end-to-end cost management, payment and revenue integrity solutions to the U.S. healthcare industry, today reported financial results for the fourth quarter and full year ended December 31, 2021.

“We are incredibly proud of the critical role MultiPlan continues to play in the U.S. healthcare system, generating billions of dollars in savings for payors, employers and consumers. The fourth quarter of 2021 was the capstone on one of the most successful years in MultiPlan’s history, during which we set new records in savings for our customers and delivered exceptional growth, demonstrating the strength and resiliency of our business model in a challenging operating environment,” said Dale White, CEO of MultiPlan. “Our operating assets and platform, deep domain knowledge, extensive connectivity and customizable capabilities reinforce our unique value in the marketplace and offer a significant competitive advantage as we continue to invest to grow our business and meet the changing needs of our customers.”

The Company remains focused on its mission of delivering affordability, efficiency and fairness to the U.S. healthcare system and driving sustained long-term growth by enhancing its existing product offerings, extending into new payor customer segments, and expanding its market-leading platform to include new business models that deliver value-added services for providers, payors and healthcare consumers.

Business and Financial Highlights
•Revenues of $298.3 million for Q4 2021, an increase of 16.8% over Q4 2020 revenues of $255.3 million.
•Net income of $24.9 million for Q4 2021, compared to net loss of $173.3 million for Q4 2020.
•Adjusted EBITDA of $223.6 million for Q4 2021, compared to $195.1 million for Q4 2020.
•Revenues of $1,117.6 million for full year 2021, an increase of 19.2% over full year 2020 revenues of $937.8 million for full year.
•Net income for full year 2021 of $102.1 million compared to net loss of $520.6 million for full year 2020.
•Adjusted EBITDA of $838.3 million for full year 2021, compared to $706.3 million for full year 2020.

•Net cash provided by operating activities of $404.7 million for full year 2021, compared to $377.4 million for full year 2020.
•Free Cash Flow of $320.1 million for full year 2021, compared to $306.6 million for full year 2020.
•The Company processed $32.2 billion in claims during the fourth quarter 2021, identifying potential medical cost savings of approximately $5.7 billion. For the year ended December 31, 2021, the Company processed approximately $120.7 billion in claims and identified approximately $21.7 billion in potential medical cost savings compared to $101.7 billion claims and approximately $18.6 billion in potential medical cost savings for the year ended December 31, 2020.

The fourth quarter 2021 results reflect an estimated COVID-related revenue impact of $5-7 million and an estimated COVID-related Adjusted EBITDA impact of $4-6 million, as compared to an estimated COVID-related revenue impact of $12-16 million and an estimated COVID-related Adjusted EBITDA impact of $12-14 million in Q4 2020.

The full year 2021 results reflect an estimated COVID-related revenue impact of $40-50 million and an estimated COVID-related Adjusted EBITDA impact of $32-40 million, as compared to an estimated COVID-related revenue impact of $100-110 million and an estimated COVID-related Adjusted EBITDA impact of $80-90 million for full year 2020.

2022 Financial Guidance

Financial Metric	Full Year 2022 Guidance
Revenues	$1,160 million to $1,200 million
Adj. EBITDA	$850 million to $875 million
Cash flow from operations	$380 million to $420 million
Capital expenditures	$90 million to $100 million
Interest expense	$280 million to $290 million
Depreciation	$65 million to $70 million
Amortization of intangible assets	$335 million to $345 million
Effective tax rate	25% to 28%

The above annual guidance assumes an estimated COVID-related revenue impact of approximately $25-30 million and an estimated COVID-related Adjusted EBITDA impact of approximately $20-24 million for full year 2022. The Company anticipates Q1 2022 revenues between $280 million and $295 million and Adjusted EBITDA between $210 million and $220 million.

The Company will host a conference call today, Thursday, February 17, 2022 at 8:00 a.m. U.S. Eastern Time (ET) to discuss its financial results. To access the conference call, please register using the link below:

https://www.incommglobalevents.com/registration/q4inc/9727/multiplan-corporation-fourth-quarter-2021-earnings-conference-call/

A live webcast of the conference call can be accessed through the Investor Relations section of the Company’s website at investors.multiplan.com/events-and-presentations. Participants should join the webcast ten minutes prior to the start of the conference call. A supplemental slide deck will also be available on this section of the MultiPlan website.

For those unable to listen to the live conference call, an audio replay will be available approximately two hours after the call through the archived webcast on the Investor Relations section of the Company’s website or by dialing (866) 813-9403 or (929) 458-6194. The replay access code is 32573.
About MultiPlan
MultiPlan is a leading provider of data analytics and technology-enable solutions designed to bring affordability, efficiency and fairness to the U.S. healthcare industry. We do so through services focused on reducing medical cost and improving billing and payment accuracy for the payors of healthcare, which are health insurers, self-insured employers and other health plan sponsors (typically through their health plan administrators), and, indirectly, the plan members who are the consumers of healthcare services. For more information, visit multiplan.com.

Contacts

Investor Relations
Luke Montgomery, CFA
SVP, Finance & Investor Relations
MultiPlan
866-909-7427
investor@multiplan.com
Shawna Gasik
AVP, Investor Relations
MultiPlan
866-909-7427
investor@multiplan.com
Media Relations
Pamela Walker
Senior Director, Marketing & Communications
MultiPlan
781-895-3118
press@multiplan.com

Forward Looking Statements
This press release includes statements that express our and our subsidiaries’ opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results and therefore are, or may be deemed to be, “forward-looking statements”. These forward-looking statements can generally be identified by the use of forward-looking terminology, including the terms “believes,” “estimates,” “anticipates,” “expects,” “seeks,” “projects,” “forecasts,” “intends,” “plans,” “may,” “will” or “should” or, in each case, their negative or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts. They appear in a number of places throughout this press release, including the discussion of 2022 outlook, guidance and impact of The No Surprises Act, and these forward-looking statements reflect management’s expectations regarding our future growth, results of operations, operational and financial performance and business prospects and opportunities. Such forward-looking statements are based on available current market material and management’s expectations, beliefs and forecasts concerning future events impacting the business. Although we believe that these forward-looking statements are based on reasonable assumptions at the time they are made, you should be aware that many factors could affect our actual financial results, including: the impact from the COVID-19 pandemic and its related effects on our projected results of operations, financial performance or other financial metrics; loss of our customers, particularly our largest customers; decreases in our existing market share or the size of our Preferred Provider Organization networks; effects of competition; effects of pricing pressure; the inability of our customers to pay for our services; decreases in discounts from providers; the loss of our existing relationships with providers; the loss of key members of our management team; pressure to limit access to preferred provider networks; the ability to achieve the goals of our strategic plans and recognize the anticipated strategic, operational, growth and efficiency benefits when expected; our ability to identify, complete and successfully integrate acquisitions; changes in our industry; interruptions or security breaches of our information technology systems; our ability to protect proprietary applications; our inability to expand our network infrastructure; our ability to remediate any material weakness or maintain effective internal controls over financial reporting; changes in our regulatory environment, including healthcare law and regulations; the expansion of privacy and security laws; heightened enforcement activity by government agencies; our ability to pay interest and principal on our notes and other indebtedness; the possibility that we may be adversely affected by other political, economic, business, and/or competitive factors; other factors disclosed in our Securities and Exchange Commission (“SEC”) filings; and other factors beyond our control.
The forward-looking statements contained in this press release are based on our current expectations and beliefs concerning future developments and potential effects on our business. There can be no assurance that future developments affecting our business will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 and our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2021, including those under “Risk Factors” therein, and other documents filed or to be filed with the SEC by us. Should one or more of these risks or uncertainties materialize, or should any of the assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. Forward-looking statements speak only as of the date made. We do not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.
Non-GAAP Financial Measures
In addition to the financial measures prepared in accordance with generally accepted accounting principles in the United States (“GAAP”), this press release contains certain non-GAAP financial measures, including EBITDA, Adjusted EBITDA, Free Cash Flow, Unlevered Free Cash Flow and Adjusted cash conversion ratio. A non-GAAP financial measure is generally defined as a numerical measure of a company’s financial or operating performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP.

EBITDA, Adjusted EBITDA, Free Cash Flow, Unlevered Free Cash Flow and Adjusted cash conversion ratio are supplemental measures of MultiPlan’s performance that are not required by or presented in accordance with GAAP. These measures are not measurements of our financial or operating performance under GAAP, have limitations as analytical tools and should not be considered in isolation or as an alternative to net income (loss), cash flows or any other measures of performance prepared in accordance with GAAP.
EBITDA represents net income (loss) before interest expense, interest income, income tax provision (benefit), depreciation, amortization of intangible assets, and non-income taxes. Adjusted EBITDA is EBITDA as further adjusted by certain items as described in the table below.
In addition, in evaluating EBITDA and Adjusted EBITDA you should be aware that in the future, we may incur expenses similar to the adjustments in the presentation of EBITDA and Adjusted EBITDA. The presentation of EBITDA and Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. The calculations of EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies. Based on our industry and debt financing experience, we believe that EBITDA and Adjusted EBITDA are customarily used by investors, analysts and other interested parties to provide useful information regarding a company’s ability to service and/or incur indebtedness.
We also believe that Adjusted EBITDA is useful to investors and analysts in assessing our operating performance during the periods these charges were incurred on a consistent basis with the periods during which these charges were not incurred. Both EBITDA and Adjusted EBITDA have limitations as analytical tools, and you should not consider either in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of the limitations are:

•EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital needs;
•EBITDA and Adjusted EBITDA do not reflect interest expense, or the cash requirements necessary to service interest or principal payments on our debt;
•EBITDA and Adjusted EBITDA do not reflect our tax expense or the cash requirements to pay our taxes; and
•Although depreciation and amortization are non-cash charges, the tangible assets being depreciated will often have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements.
MultiPlan’s presentation of Adjusted EBITDA should not be construed as an inference that our future results and financial position will be unaffected by unusual items.
Free Cash Flow is defined as net cash provided by operating activities less capital expenditures, all as disclosed in the Statements of Cash Flows. Unlevered Free Cash Flow is defined as net cash provided by operating activities less capital expenditures, plus cash interest paid, all as disclosed in the Statements of Cash Flows. Free Cash Flow and Unlevered Free Cash Flow are measures of our operational performance used by management to evaluate our business after purchases of property and equipment and, in the case of Unlevered Free Cash Flow, prior to the impact of our capital structure. Free Cash Flow and Unlevered Free Cash Flow should be considered in addition to, rather than as a substitute for, consolidated net income as a measure of our performance and net cash provided by operating activities as a measure of our liquidity. Additionally, MultiPlan’s definitions of Free Cash Flow and Unlevered Free Cash Flow are limited, in that they do not represent residual cash flows available for discretionary expenditures, due to the fact that the measures do not deduct the payments required for debt service, in the case of Unlevered Free Cash Flow, and other contractual obligations or payments made for business acquisitions.
Adjusted cash conversion ratio is defined as Unlevered Free Cash Flow divided by Adjusted EBITDA. MultiPlan believes that the presentation of the Adjusted cash conversion ratio provides useful information to investors because it is a financial performance measure that shows how much of its Adjusted EBITDA MultiPlan converts into Unlevered Free Cash Flow.
We have not reconciled the forward-looking Adjusted EBITDA guidance included above to the most directly comparable GAAP measure because this cannot be done without unreasonable effort due to the variability and low visibility with respect to certain costs, the most significant of which are incentive compensation (including stock-based compensation), transaction-related expenses (including expenses relating to the business combination), certain fair value measurements and costs related to the uncertainties caused by the global COVID-19 pandemic, which are potential adjustments to future earnings. We expect the variability of these items to have a potentially unpredictable, and a potentially significant, impact on our future GAAP financial results.

MULTIPLAN CORPORATION
Consolidated Balance Sheets
(in thousands, except share and per share data)

	December 31,
	2021	2020
Assets
Current assets:
Cash and cash equivalents	$185,328	$126,755
Restricted cash	3,051	—
Trade accounts receivable, net	99,905	63,198
Prepaid expenses	24,910	17,708
Prepaid taxes	5,064	—
Other current assets, net	999	1,193
Total current assets	319,257	208,854
Property and equipment, net	213,238	187,631
Operating lease right-of-use assets	30,104	31,339
Goodwill	4,363,070	4,257,336
Other intangibles, net	3,285,037	3,584,187
Other assets	9,701	14,231
Total assets	$8,220,407	$8,283,578
Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$13,005	$15,261
Accrued interest	55,685	31,528
Accrued taxes	—	10,176
Operating lease obligation, short-term	6,883	6,439
Current portion of long-term debt	13,250	—
Accrued compensation	25,419	21,843
Other accrued expenses	27,666	27,251
Total current liabilities	141,908	112,498
Long-term debt	4,879,144	4,578,488
Operating lease obligation, long-term	26,725	27,499
Private Placement Warrants and unvested founder shares	74,000	106,595
Deferred income taxes	753,825	900,633
Other liabilities	135	—
Total liabilities	5,875,737	5,725,713
Commitments and contingencies (Note 13)
Shareholders’ equity:
Shareholder interests
Preferred stock, $0.0001 par value — 10,000,000 shares authorized; no shares issued	—	—
Common stock, $0.0001 par value — 1,500,000,000 shares authorized; 665,456,180 and 664,183,318 issued; 638,338,774 and 655,075,355 shares outstanding	67	66
Additional paid-in capital	2,311,660	2,530,410
Retained earnings	225,112	116,999
Treasury stock — 27,117,406 and 9,107,963 shares	(192,169)	(89,610)
Total shareholders’ equity	2,344,670	2,557,865
Total liabilities and shareholders’ equity	$8,220,407	$8,283,578

MULTIPLAN CORPORATION
Consolidated Statements of Income (Loss) and Comprehensive Income (Loss)
(in thousands, except share and per share data)

	Years Ended December 31,
	2021	2020	2019
Revenues	$1,117,602	$937,763	$982,901
Costs of services (exclusive of depreciation and amortization of intangible assets shown below)	175,292	318,675	149,607
General and administrative expenses	151,095	355,635	75,225
Depreciation	64,885	60,577	55,807
Amortization of intangible assets	340,210	334,697	334,053
Total expenses	731,482	1,069,584	614,692
Operating income (loss)	386,120	(131,821)	368,209
Interest expense	267,475	335,638	376,346
Interest income	(30)	(288)	(196)
Loss (gain) on extinguishment of debt	15,843	102,993	(18,450)
(Gain) loss on investments	(25)	12,165	—
Change in fair value of Private Placement Warrants and unvested founder shares	(32,596)	(35,422)	—
Net income (loss) before taxes	135,453	(546,907)	10,509
Provision (benefit) for income taxes	33,373	(26,343)	799
Net income (loss)	$102,080	$(520,564)	$9,710

Weighted average shares outstanding – Basic(1)	651,006,567	470,785,192	415,700,000
Weighted average shares outstanding – Diluted	651,525,791	470,785,192	415,700,000

Net income (loss) per share – Basic	$0.16	$(1.11)	$0.02
Net income (loss) per share – Diluted	$0.16	$(1.11)	$0.02

Comprehensive income (loss)	$102,080	$(520,564)	$9,710
1 In accordance with the accounting guidance, the number of shares outstanding prior to the business combination of Polaris Parent Corp. and Churchill Capital Corp III (the “Transactions”) was 415,700,000, which represents the 10 historical shares of Polaris Parent Corp. multiplied by the exchange ratio established in the Transactions (41,570,000:1). At the date of the Transactions, the number of shares outstanding increased to 655,057,192. The increase represents the shares issued by Churchill Capital Corp III prior to the Transactions and the shares issued to PIPE investors at the time of the Transactions, net of shares redeemed and held in treasury upon closing.

MULTIPLAN CORPORATION
Consolidated Statements of Cash Flows
(in thousands)

	Years Ended December 31,
	2021	2020	2019
Operating activities:
Net income (loss)	$102,080	$(520,564)	$9,710
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	64,885	60,577	55,807
Amortization of intangible assets	340,210	334,697	334,053
Amortization of the right-of-use asset	6,963	8,405	9,594
Stock-based compensation	18,010	406,054	(14,880)
Deferred income taxes	(81,929)	(45,041)	(111,404)
Non-cash interest costs	12,259	22,888	13,368
Loss on extinguishment of debt	15,843	102,993	(18,450)
Loss on equity investments	—	12,165	—
Loss on disposal of property and equipment	2,991	610	163
Change in fair value of Private Placement Warrants and unvested founder shares	(32,596)	(35,422)	—
Changes in assets and liabilities, net of assets acquired and liabilities assumed from acquisitions:
Accounts receivable, net	(33,826)	14,758	5,279
Prepaid expenses and other assets	(6,952)	(7,480)	(8,822)
Prepaid taxes	(5,064)	2,130	(1,426)
Operating lease obligation	(5,900)	(8,461)	(9,462)
Accounts payable and accrued expenses and other	7,713	29,065	20,783
Net cash provided by operating activities	404,687	377,374	284,313
Investing activities:
Purchases of property and equipment	(84,590)	(70,813)	(66,414)
Proceeds from sale of investment	5,641	—	—
Purchase of equity investments	—	—	—
HST Acquisition, net of cash acquired	246	(140,032)	—
DHP Acquisition, net of cash acquired	(149,676)	—	—
Net cash used in investing activities	(228,379)	(210,845)	(66,414)
Financing activities:
Repayments of Term Loan G	(2,341,000)	(369,000)	(100,000)
Extinguishment of 7.125% Notes	—	(1,615,583)	—
Extinguishment of Senior PIK Notes	—	(1,202,302)	(101,013)
Issuance of Senior Convertible PIK Notes	—	1,267,500	—
Issuance of 5.750% Notes	—	1,300,000	—
Repayments of Term Loan B	(3,313)	—	—
Issuance of Term Loan B	1,298,930	—	—
Issuance of 5.50% Senior Secured Notes	1,034,520	—	—
Taxes paid on settlement of vested share awards	(3,789)	—	—
Borrowings on revolving credit facility	—	98,000	—
Repayment of revolving credit facility	—	(98,000)	—
Effect of the Transactions	—	682,408	—
MULTIPLAN CORPORATION
Consolidated Statements of Cash Flows Continued
(in thousands)

	Years Ended December 31,
	2021	2020	2019
Purchase of treasury stock	(100,000)	(101,123)	—
Payment of debt issuance costs	—	(23,489)	—
Borrowings on finance leases, net	(32)	(10)	(75)
Net cash used in financing activities	(114,684)	(61,599)	(201,088)
Net increase in cash, cash equivalents and restricted cash	61,624	104,930	16,811
Cash, cash equivalents and restricted cash at beginning of period	126,755	21,825	5,014
Cash, cash equivalents and restricted cash at end of period	$188,379	$126,755	$21,825

Cash and cash equivalents	$185,328	$126,755	$21,825
Restricted cash	3,051	—	—
Cash, cash equivalents and restricted cash at end of period	$188,379	$126,755	$21,825

Noncash investing and financing activities:
Purchases of property and equipment not yet paid	$5,930	$4,334	$3,768
Operating lease right-of-use assets obtained in exchange for operating lease liabilities	$6,880	$10,210	$4,000
Supplemental disclosure of cash flow information:
Cash paid during the period for:
Interest	$(231,049)	$(312,349)	$(363,907)
Income taxes, net of refunds	$(131,517)	$(3,917)	$(114,569)

MULTIPLAN CORPORATION
Calculation of EBITDA and Adjusted EBITDA
(in thousands)

	Year Ended December 31,
	2021	2020	2019

Net income (loss)	$102,080	$(520,564)	$9,710
Adjustments:
Interest expense	267,475	335,638	376,346
Interest income	(30)	(288)	(196)
Income tax provision (benefit)	33,373	(26,343)	799
Depreciation	64,885	60,577	55,807
Amortization of intangible assets	340,210	334,697	334,053
Non-income taxes	1,698	3,221	1,944
EBITDA	$809,691	$186,938	$778,463
Adjustments:
Other expenses	8,295	1,095	1,947
Integration expenses	9,460	801	—
Change in fair value of Private Placement Warrants and unvested founder shares	(32,596)	(35,422)	—
Transaction-related expenses	9,647	31,689	3,270
(Gain) loss on investments	(25)	12,165	—
Loss (gain) on extinguishment of debt	15,843	102,993	(18,450)
Stock-based compensation	18,010	406,054	(14,880)
Adjusted EBITDA	$838,325	$706,313	$750,350

Calculation of Free Cash Flow, Unlevered Free Cash Flow and Adjusted Cash Conversion Ratio
(in thousands)

	Year Ended December 31,
	2021	2020	2019

Net cash provided by operating activities	$404,687	$377,374	$284,313
Purchases of property and equipment	(84,590)	(70,813)	(66,414)
Free Cash Flow	320,097	306,561	217,899
Interest paid	231,049	312,349	363,907
Unlevered Free Cash Flow	$551,146	$618,910	$581,806

Adjusted EBITDA	$838,325	$706,313	$750,350
Adjusted Cash Conversion Ratio	66%	88%	78%

Net cash used in investing activities	$(228,379)	$(210,845)	$(66,414)
Net cash used in financing activities	$(114,684)	$(61,599)	$(201,088)